UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM N8-A

                          NOTIFICATION OF REGISTRATION
      FILED PURSUANT TO SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the SEC that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act 1940 and in connection with notification of registration submits the following information:

Name: Empirical Investment Funds.

Address of Principal Business Office
(No. & Street, City State, Zip Code):
300 South Pointe Dr., Suite 4306, Miami Beach, FL  33139.

Telephone Number: 305-535-1006

Name and address of agent for service of process:
The Company Corporation, 1313 N. Market Street, Wilmington, DE  19801

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES.

Signatures:

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the town of XXXXX and state of XXXXXXXXX on the XX day of XXXXXXXXXXX, XXXX.

                   (SEAL)

                                    EMPIRICAL INVESTMENT FUNDS


                                    By:  Kaye Anderson-Kerr
                                         President

Attest:  Kaye Anderson-Kerr
         Treasurer